UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 28, 2006
Waste Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25955	01-0780204
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (905) 319-1237
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information
Item 2.03(a) – Creation of a Direct Financial Obligation
On December 28, 2006, Waste Services, Inc. entered into the Second Amended and Restated Credit Agreement with Lehman Brothers Inc., as Arranger, and the other lenders named therein. The term loans consist of $245,260,000, an increase of $100 million from the amount previously outstanding. The current interest rate on the term loans is LIBOR plus 2.75%, a decrease of 100 basis points from the previously effective interest rate. The term loans mature in specified quarterly installments through March 31, 2011. The agreement also provides for revolver facilities of $60 million; the revolver commitments terminate on April 30, 2009. The agreement contains financial covenants, including minimum consolidated interest coverage, maximum total leverage and maximum senior secured leverage, and other covenants that restrict the Company’s ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions.
A copy of the press release announcing this amendment is attached as Exhibit 99.1 to this Form 8-K.
Section 7 Regulation FD
Item 7.01 – Regulation FD Disclosure.
On January 2, 2007 Waste Services, Inc. issued a press release announcing the completion of the acquisition of the SLD construction and demolition waste landfill in Charlotte County, Florida and the Pro Disposal roll-off collection and transfer business, with operations in Collier and Lee Counties.
A copy of the press release announcing this acquisition is attached as Exhibit 99.1 to this Form 8-K.
Section 9 Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits
(d)	Exhibits

20.1	Second Amended and Restated Credit Agreement dated as of December 28, 2006 among Waste Services, Inc., Waste Services (CA) Inc., the several lenders from time to time parties hereto, Lehman Brothers Inc., as Arranger, CIBC World Markets Corp., as Syndication Agent, Bank of America, N.A., as Documentation Agent, Canadian Imperial Bank of Commerce, as Canadian Agent, and Lehman Commercial Paper Inc., as Administrative Agent.
99.1	January 2, 2007 Press Release.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE SERVICES, INC.

By:	/s/ Ivan R. Cairns

Ivan R. Cairns
Executive Vice President and General Counsel
Date: January 3, 2007